Filed Pursuant To Rule 433

Registration No. 333-180974

April 25, 2014

Gold Closes Above $1,300 For Weekly Gain

By Teresa Rivas

Posted on barrons.com

April 25, 2014

Gold futures were on the rise for the third day in a row, fueled by yet another round of concerns about Russian-Ukrainian tensions. (Yesterday gold climbed to a one-week high with the help of M&A optimism and—wait for it!—yet more concerns about the conflict in Ukraine.)

Gold for June delivery settled up 0.8% to $1,300.80, putting the metal in the black by 0.5% for the week as a whole.

Still, Dave Mazza, head of ETF Investment Strategy at State Street, told Barrons.com in an email that gold will be able to hold its own even if the geopolitical landscape cools:

Year to date, gold has outperformed other asset classes, such as equities, fixed income and broad-based commodities. In 2014, gold has been driven by investors looking to reassess their allocations to both equities and fixed income, as equities performed extremely well last year and interest rate risk remains of concern to bond holders. While many have focused on the geopolitical risk that Ukraine has brought to market, gold prices may continue to be driven more by the increasing demand from China, as that market has now become the world’s number one jewelry market.

At recent check, the SPDR Gold Trust (GLD), Direxion DailyGold Miners Bull 3X Shares (NUGT) and Market Vectors Gold Miners ETF (GDX) were up, while the Direxion Daily Gold Miners Bear 3X Shares (DUST) was falling.

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